Exhibit 5.5

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3602
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street

Miami, Florida 33122

March 1, 2012

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We are acting as special RMI counsel on issues of RMI law for Mariner LLC (the RMI Guarantor”), in connection with that certain Registration Statement on Form S-4 (as amended from time to time, the “Registration Statement”), of Seven Seas Cruises S. DE R.L. (the “Issuer”), the RMI Guarantor and those other subsidiaries of the Issuer (together with the RMI Guarantor, the “Guarantors”), originally filed on November 30, 2011 under Registration Number 333-178244 with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the Issuer’s US$225,000,000.00 aggregate principal amount of 9.125% Second Priority Senior Secured Notes due 2019 (the “Exchange Notes”), and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be offered in exchange for the Issuer’s outstanding US$225,000.000.00 aggregate principal amount of 9.125% Second-Priority Senior Secured Notes due 2019 (the “Initial Notes”), and the guarantees of the Initial Notes by the Guarantors.

In connection with this opinion, we have examined electronic copies of the following documents:

1.   the Registration Statement, including the Prospectus contained therein (the “Prospectus”);

2.   the Indenture dated as of May 19, 2011, among the Issuer, the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee and Collateral Agent (the “Indenture”), under which the Exchange Notes and the Guarantees will be issued; and

3.   originals or certified true copies of the certificate of formation and operating agreement of the RMI Guarantor, resolutions of the Managers and Members of the RMI Guarantor authorizing the RMI Guarantor to enter into the transaction (to the extent applicable), and a certificate of good standing for the RMI Guarantor dated November 30, 2011.

The documents listed in paragraphs 1. and 2. above are collectively referred to herein as the “Transaction Documents”.

We have also made such examinations of matters of law as we deem necessary in connection with the opinions expressed herein. In rendering this opinion, we have examined and relied upon originals or copies of the Transaction Documents and all such other documents, affidavits, corporate records, or certificates or other statements of RMI government officials and officers of the RMI Guarantor and such other instruments as we have considered necessary and appropriate.

Whenever we have stated that we have assumed any matter, it is intended that we assume such matter without making any factual, legal, or other inquiry or investigation and without expressing any opinion or conclusion of any kind concerning such matter.

In rendering this opinion we have assumed with your permission and without independent verification:

1.   The genuineness of all signatures, the legal capacity of natural persons and of all parties which are not RMI entities, the authenticity of all items submitted to us, and the conformity with originals of all items submitted to us as electronic copies or otherwise. We assume that when the parties, other than the RMI Guarantor, executed and delivered the Transaction Documents, along with all other agreements, instruments, associated documents, and resolutions, that such parties were duly organized, validly existing, and in good standing under the laws of their respective jurisdictions, that such parties were duly qualified to engage in the transactions covered by this opinion, that such parties had the power and authority to enter into and perform their obligations thereunder, that such parties had duly authorized, executed and delivered the Transaction Documents, that the Transaction Documents constitute the legal, valid, and binding obligations of such parties, that the due authorization, execution, enforceability and delivery of the Transaction Documents complies with all relevant laws other than the laws of the RMI which are the subject of this opinion, and that all actions required to be taken by such parties have been duly accomplished including all conditions precedent; and

2.   The truth, accuracy, and completeness of all representations and warranties in the Transaction Documents as to factual matters but not as to conclusions of law that are the subject of this opinion letter.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI. It should be recognized that changes may occur in the laws of the RMI after the effective date of the Registration Statement which may affect the opinions set forth herein. We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

This opinion is furnished for your benefit and for the benefit of your successors, assigns, and participants.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion that:

1.   The RMI Guarantor is a duly organized and validly existing limited liability company in good standing under the laws of the RMI.

2.   The RMI Guarantor has the limited liability company power and authority to execute, deliver, and perform its obligations under the Indenture and the Guarantee of the RMI Guarantor.

3.   The RMI Guarantor has taken all necessary limited liability company action to authorize the execution, issuance, delivery and performance by it of the Indenture and the Guarantee of the RMI Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

We also consent to the reliance on this opinion letter by Paul, Weiss, Rifkind, Wharton & Garrison LLP for purposes of its opinion letter to the Issuer filed as an exhibit to the Registration Statement.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson PC

Dennis J. Reeder